Exhibit 10.17

WHOLESALE FLOOR PLAN CREDIT FACILITY
AND
SECURITY AGREEMENT

between

CNH CAPITAL AMERICA LLC,
as Lender

and

TITAN MACHINERY, INC.,

as Borrower

US $125,000,000

Dated as of February 21, 2006

RECITALS		1

ARTICLE I	DEFINITIONS	2
1.01	Certain Definitions	2
1.02	Other Definitional Provisions	7
1.03	Accounting Terms and Determinations	7

ARTICLE II	THE WHOLESALE FLOOR PLAN CREDIT FACILITY	7
2.01	Amendment and Restatement	7
2.02	Credit Facility	8
2.03	Security Agreement	9

ARTICLE III	PAYMENT PROVISIONS	10
3.01	Interest and Principal	10
3.02	Set-off	10
3.03	Statement of Account	10
3.04	Sale or Lease of Inventory Collateral	10
3.05	Proceeds of Collateral	11
3.06	Taxes	11

ARTICLE IV	CONDITIONS PRECEDENT	12
4.01	Conditions to Effectiveness	12
4.02	Conditions Precedent to Each Advance	13
4.03	Use of Funds; Rental Contracts	14

ARTICLE V	AFFIRMATIVE COVENANTS	15
5.01	Financial Covenants	15
5.02	Financial Statements and Other Information	15
5.03	Insurance	16
5.04	Locations	17
5.05	Notice of Default and Litigation	17
5.06	Maintenance of Governmental Approvals	17
5.07	Payment of Taxes	17
5.08	Compliance with Laws	18
5.09	Conduct of Business and Maintenance of Existence	18
5.10	Protection of Collateral	18
5.11	Inspection of Collateral; Books and Records; Discussions	18
5.12	Perfection of Security Interest	19
5.13	Further Assurances	19

ARTICLE VI	NEGATIVE COVENANTS	19
6.01	Collateral	19
6.02	Negative Pledge	19
6.03	Mergers; Acquisitions	20

ARTICLE VII	REPRESENTATIONS AND WARRANTIES	20
7.01	Corporate Existence and Power	20

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7.02	Corporate Authority, Enforceable Obligations	21
7.03	Compliance with Law and Other Instruments	21
7.04	Litigation	21
7.05	Governmental Approvals	21
7.06	Financial Information	21
7.07	Absence of Default	22
7.08	Taxes, Assessments and Fees	22
7.09	Borrower Status	22
7.10	First Priority Security Interest	22
7.11	No Liens	22
7.12	ERISA Compliance	22
7.13	Environmental	22
7.14	Insurance	23

ARTICLE VIII	EVENTS OF DEFAULT	23
8.01	Events of Default	23
8.02	Remedies	25
8.03	Delay and Waiver	26
8.04	Expenses of Collection and Enforcement	26
8.05	Right of Set-Off	26
8.06	Authority to Perform	26
8.07	Power of Attorney	27
8.08	Subsequent Documentation	27

ARTICLE IX	MISCELLANEOUS	27
9.01	Patriot Act	27
9.02	Time of Essence	28
9.03	Notices	28
9.04	Amendments and Waivers	28
9.05	Entire Agreement	29
9.06	Counsel; Payment of Expenses	29
9.07	Indemnification; Damages	29
9.08	Successor and Assigns	30
9.09	Governing Law	30
9.10	Counterparts	30
9.11	Severability	30
9.12	Survival of Representations and Agreements	31
9.13	No Agency	31
9.14	Publicity	31
9.15	Conflict; Construction of Documents	31

SCHEDULES

Schedule 1	Existing Credit Agreements
Schedule 5.04	Locations for Collateral
Schedule 6.02(h)	Existing Liens

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Schedule 7.04	Litigation

EXHIBITS

Exhibit A	Form of Guaranty
Exhibit B	Form of Subordinated Note Purchase Agreement

iii

WHOLESALE FLOOR PLAN CREDIT FACILITY
AND SECURITY AGREEMENT

THIS WHOLESALE FLOOR PLAN CREDIT FACILITY AND SECURITY AGREEMENT, dated as of February 21, 2006, between CNH CAPITAL AMERICA LLC, a limited liability company organized under the laws of the State of Delaware (“Lender”) and TITAN MACHINERY, INC., a North Dakota corporation (“Borrower”).

RECITALS

WHEREAS, Borrower is engaged in the business of, among other things, the sale, rental and lease of agricultural and/or construction machinery and equipment, and related goods and services;

WHEREAS, Lender is engaged in the business of, among other things, providing wholesale, retail and other financing arrangements to equipment dealers and others;

WHEREAS, Borrower has existing senior credit facilities with Lender in the amount of $58 Million pursuant to the agreements identified on Schedule 1 (collectively, the “Existing Wholesale Credit Agreements”), which Existing Wholesale Credit Agreements are exclusive of Lender’s Subordinated Debt Facilities (as defined below);

WHEREAS, Borrower desires to amend and restate all the Existing Wholesale Credit Agreements and to provide a wholesale floor plan credit facility of up to an aggregate $125 Million, including such amounts currently outstanding under the Existing Wholesale Credit Agreements, to acquire new equipment, used equipment and parts, and has requested that Lender provide such a credit facility;

WHEREAS, as part of the establishment of the wholesale floor plan credit facility, effective as of January 31, 2006 (subject to Section 4.01), Borrower issued a subordinated note to Lender of up to $7.5 Million pursuant to a subordinated note purchase facility (the “Subordinated Note Purchase Facility”), and effective as of November 10, 2005, Borrower issued a convertible subordinated note to Lender in the amount of $3 million (together with the Subordinated Note Purchase Facility, the “Lender’s Subordinated Debt Facilities”);

WHEREAS, Lender is willing to provide the wholesale floor plan credit financing upon the terms and conditions set forth in this Agreement, with the understanding that the Borrower will concurrently enter into the Subordinated Note Purchase Facility and issue the subordinated note attached to the Subordinated Note Purchase Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01                           Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Adjusted Net Worth” means the result of Tangible Net Worth plus Lender’s Subordinated Debt Facilities.

“Advance” has the meaning specified in Section 2.02(a).

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Credit Limit” has the meaning specified in Section 2.02(a).

“Agreement” means this Wholesale Floor Plan Credit Facility and Security Agreement, as from time to time amended, restated, supplemented or otherwise modified.

“Authorized Officer” shall mean with respect to Borrower, the chief executive officer, the president, any vice president, the treasurer or the chief financial officer of Borrower.

“Borrower” has the meaning specified in the Preamble.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions in Wisconsin, Illinois and North Dakota are authorized or required by law or executive order to close.

“Change of Control” means a change in ownership, directly or indirectly, of equity interests in Borrower, or the voting power of Borrower, which results in the holding of at least fifty percent (50%) of Borrower, or at least fifty percent (50%) of the voting power of Borrower, by a Person or Persons other than David Meyer (or his family members, or his or their Affiliates, or a trust for his or their benefit).

“Collateral” has the meaning specified in Section 2.03.

“Credit Agreements” means this Agreement, the Existing Wholesale Credit Agreements as amended and superseded herein, and any other agreement (other than the Subordinated Note Purchase Agreement) pursuant to which Lender extends credit to or provides financial accommodations to Borrower (other than pursuant to Lender’s Subordinated Debt Facilities), all as amended and supplemented.  For clarification, Credit Agreements do not include the Subordinated Note Purchase Agreement or any other agreements in connection with Lender’s Subordinated Debt Facilities or any agreements related to Lender’s rights or obligations as an equity holder or Lender’s rights to acquire equity of Borrower.

“Debt” means the aggregate amount of Borrower’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP, less any non-interest bearing floor plan liabilities, and less any liabilities that constitute Subordinated Debt.

“Debt to Adjusted Net Worth Ratio” means the ratio of Debt to Adjusted Net Worth.

“Default” means any condition, event or circumstance which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“End User” has the meaning specified in Section 3.04.

“ESS” has the meaning specified in Section 3.03.

“Environmental Laws” means all federal, national, state, provincial, municipal, local and foreign laws, principles of common law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

“Events of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” has the meaning set forth in the definition of the term “Taxes”.

“Existing Wholesale Credit Agreements” has the meaning set forth in the Recitals.

“Financial Statements” means balance sheets, statements of income, changes in cash flow, sources and applications of funds, related profit and loss accounts, operating statements and any other statement, however called, and the notes thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Guarantor” means David Meyer.

“Government Lists” has the meaning specified in Section 9.01(b).

“Guaranty” means the guaranty in the form of Exhibit A attached to, and executed by Guarantor concurrently with, this Agreement.

“Indebtedness” of any Person means, without duplication:

(a)                                  all obligations for borrowed money and debit balances at banks;

(b)                                 all obligations evidenced by debentures, bonds, notes or other similar debt instruments;

(c)                                  all indebtedness for the deferred purchase price of property or services;

(d)                                 all obligations in respect of letters of credit (in the case of standby letters of credit, to the extent obligations supported thereby have been issued and are, at the time, outstanding), acceptance facilities (to the extent drafts have been accepted thereunder) or drafts or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, (and, in the case of clause (c) above and this clause (d), excluding any indebtedness or obligations consisting of trade accounts payable or other current liabilities arising in the ordinary course of business and on terms requiring payment in full within no more than 180 days);

(e)                                  any direct or indirect guaranty, indemnity or similar assurance against financial loss of any Person with respect to Indebtedness of or guaranteed by such Person; or

(f)                                    any indebtedness or obligations referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness.

“Indemnified Party” has the meaning specified in Section 9.07(a).

“Interest Rate” means the Prime Rate plus 1.6%.

“Lender” has the meaning specified in the Preamble.

“Lender’s Subordinated Debt Facilities” has the meaning set forth in the Recitals.

“Material Adverse Effect” means a material and adverse effect, whether individually or in the aggregate, on or change in (a) Borrower’s assets, business, operations, properties or condition (financial or otherwise) of Borrower or (b) the ability of Borrower to perform its obligations under any Transaction Document to which it is a party in accordance with the terms thereof and to make payment as and when due of all or any part of the Obligations or (c) the value of the Collateral taken as a whole.

“Net Worth” means the aggregate amount of Borrower’s items properly shown as assets on its balance sheet minus the aggregate amount of Borrower’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP.

“Obligations” means all of the Indebtedness whether for principal, interest (including any interest payable subsequent to an Event of Default), fees, expenses, indemnities or otherwise), obligations and liabilities of Borrower to Lender, now or in the future existing under or in connection with the Credit Agreements, whether direct or indirect, absolute or contingent, due or to become due.  For clarification, Obligations in this Agreement do not include any of the obligations now or in the future owing under any of Lender’s Subordinated Debt Facilities or in connection with Lender’s status as an equity holder of Borrower or Lender’s rights to acquire equity of Borrower.

“OFAC” means the Office of Foreign Assets Control.

“Other Taxes” means any present or future stamp or documentary taxes; charges or similar levies of the United States or any applicable foreign jurisdiction which are imposed on any payment made hereunder or arise from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Participant” has the meaning specified in Section 9.08(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

Patriot Act Offense” has the meaning specified in Section 9.01(b).

“Payment Documents” has the meaning specified in Section 3.05.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” has the meaning set forth in Section 6.02.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or Governmental Authority, whether or not having a separate legal personality.

“Plan” means an employee pension benefit plan (including a multiemployer plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained by Borrower.

“Prime Rate” means, commencing Monday of each week, the interest rate publicly announced from time to time by Bank of America as its ‘prime rate’ as of Friday of the preceding week.

“Property” of any Person means any asset, revenue or other property, whether tangible or intangible, real or personal of such Person.

“Related Interests” means, with respect to any specified Person, such Person’s Affiliates, successors, and assigns, and Representatives of such Person or its Affiliates

“Rental Contract” has the meaning specified in Section 4.03(b).

“Representatives” means, with respect to any specified Person, such Person’s shareholders, equity owners, employees, officers, directors, agents, or other agents or representatives.

“Requirements of Law” means, as to any Person, any law, treaty, act, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its Properties or to which such Person or any of its Property is subject.

“Security Interest” has the meaning specified in Section 2.03.

“Subordinated Debt” means all of Borrower’s liabilities that are subordinated to the payment of Borrower’s Obligations to Lender.  Subordinated Debt includes, without limitation, Lender’s Subordinated Debt Facilities.

“Subordinated Note” means the note issued pursuant to the Subordinated Note Purchase Agreement, a form of which is attached thereto.

“Subordinated Note Purchase Agreement” means the agreement in the form of Exhibit B attached to, and executed concurrently with, this Agreement.

“Subordinated Note Purchase Facility” has the meaning set forth in the Recitals.

“Supplier” means a manufacturer, distributor or other party with whom Borrower does business or from whom Borrower purchases equipment or other goods.

“Tangible Net Worth” means Net Worth minus the aggregate amount of Borrower’s items properly shown as the following types of assets on its balance sheet determined in accordance with GAAP:  intangible assets, leasehold improvements, receivables plus loans and other amounts due from any shareholder, director, officer, employee and any other Affiliate.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by Lender’s net income by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which Lender is organized or maintains any office (such excluded taxes being called “Excluded Taxes”).

“Transaction Documents” means the Credit Agreements, the Subordinated Note Purchase Agreement, the Guaranty, all exhibits or schedules to the foregoing and all related documents executed or contemplated in connection with any of the foregoing.

“UCC” has the meaning specified in Section 2.03.

“Wholesale Facility Minimum Debt Service Coverage Ratio” means the ratio computed when the sum of (i) net income, plus (ii) depreciation and amortization expense, plus (iii) interest expense is divided by the sum of (x) current maturities of long-term debt (including Subordinated Debt), plus (y) interest expense, plus (z) capital expenditures not financed by long-term debt.

“Wholesale Finance Plans” means, collectively, all terms and conditions, whether set forth in documents called “Wholesale Finance Plans,” “Schedule of Terms,” “Schedules of Discounts and Terms,” “Dealer Handbook,” “Dealer Policy Manual,” “Dealer Operating Guide,” or otherwise, under which Lender is willing to provide financing for a dealer for the purpose of acquiring and maintaining new and used inventory, parts, equipment and other goods held for sale, lease or rental to its customers, and other financing accommodations identifying such inventory, parts, equipment and other goods eligible for such financing and will include maximum loan amounts for each item, repayment and curtailment terms, interest rates, default interest rates, late payment and other service charges and fees, maximum annual hour usage limits, excess hourly usage rates and other terms, conditions and limitations of the financing, together with any policy or operating manuals or guides and “dealer bulletins” and other publication from time to time delivered by Lender to Borrower (which may be through Lender’s website) and which relate to the foregoing; and any supplemental publications or agreements specifically applicable to Borrower as a dealer, all as in effect and amended and supplemented from time to time.  The Wholesale Finance Plans are incorporated herein by reference.

“Wholesale Obligations” means Indebtedness arising under this Agreement and Wholesale Finance Plans.  For clarification, Wholesale Obligations do not include any obligations under Lender’s Subordinated Debt Facilities or any obligations in connection with Lender’s status as an equity holder of Borrower or Lender’s rights to acquire equity of Borrower.

1.02                           Other Definitional Provisions.

(a)                                  The terms “including” and “include” are not limiting and mean “including but not limited to” and “include but are not limited to”.

(b)                                 The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

(d)                                 In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”  Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

(e)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03                           Accounting Terms and Determinations.  All accounting and financing terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
THE WHOLESALE FLOOR PLAN CREDIT FACILITY

2.01                           Amendment and Restatement.

(a)                                  This Agreement is an amendment and restatement of the Existing Wholesale Credit Agreements.  All provisions of the Existing Wholesale Credit Agreements are hereby superseded, provided that the provisions thereof that are necessary to preserve any of Lender’s first priority security interest over any of Borrower’s assets shall survive.  All of the terms and conditions of other existing agreements between Lender and Borrower (excluding those within the definition of Existing Wholesale Credit Agreements) are hereby affirmed, confirmed and ratified.  Lender represents that Lender is the successor by conversion to Case Credit Corporation, and is the assignee of the agreement with New Holland Credit Company, LLC referenced on Schedule 1, and as such, is duly authorized to so amend and restate all of the Existing Wholesale Credit Agreements on behalf of the lender entities named therein.

(b)                                 The Aggregate Credit Limit under this Agreement is a cumulative total for all of Borrower’s secured indebtedness to the Lender (exclusive of Lender’s Subordinated Debt Facilities), and not in addition to the credit limit under the Existing Wholesale Credit Agreements.

2.02                           Credit Facility.

(a)                                  Subject to the terms of this Agreement, Lender may make loans or otherwise extend credit (each an “Advance” and collectively, “Advances”) to Borrower from time to time to acquire goods and to use for other lawful purposes in Borrower’s business of selling, renting and leasing of agricultural and/or construction machinery and equipment, and related goods, parts, attachments, and services, up to an aggregate maximum principal balance outstanding of up to $125 Million inclusive of amounts outstanding on the date hereof but exclusive of amounts under Lender’s Subordinated Debt Facilities (the “Aggregate Credit Limit”).  Lender’s decision to make any Advance is discretionary, and Lender will determine the amounts of such Advance in its sole discretion.

(b)                                 Borrower hereby authorizes and directs Lender to pay on Borrower’s behalf up to the full amount of any invoices, or electronic remittance advices, presented to Lender from time to time which evidence a sale of an item of goods by a Supplier to Borrower or any other amount due to a Supplier.  Payment when so made by Lender shall be deemed to be an Advance to Borrower and shall become due and payable pursuant to this Agreement and the Wholesale Finance Plans.  Lender shall have no responsibility for the accuracy, validity or genuineness of any such invoice or remittance advice.  Advances by Lender, the proceeds of which are remitted to a Supplier pursuant to this Agreement, shall be unconditionally due and payable by Borrower to Lender in accordance with this Agreement and the Wholesale Finance Plans, notwithstanding any claim, off-set or defense to payment Borrower may have against such Supplier with respect to the related invoice or remittance advice or any other transactions or relationships between Borrower and the Supplier.  In addition to any other indemnity, Borrower agrees to indemnify and hold Lender harmless from and against any demand, claim action, cost, liability, damage or expense of any kind, including attorneys’ fees, arising from or in connection with payment to Suppliers.

(c)                                  Within the foregoing limits and subject to the terms and conditions set forth herein, upon receipt of any invoices or electronic remittance advices submitted on Borrower’s behalf by a Supplier, Lender will make Advances.

(d)                                 Lender’s agreement to make Advances on the terms and conditions of this Agreement shall expire on May 31, 2008, unless such term is extended by Lender and Borrower in writing or unless earlier terminated pursuant to ARTICLE VIII hereof.

2.03                           Security Agreement.

(a)                                  To secure payment and performance of the Wholesale Obligations, Borrower hereby grants to Lender a security interest (the “Security Interest”) in and to all of Borrower’s right, title and interest in and to present and future Property in any form and in any location including, but not limited to, the following (collectively, the “Collateral”):

(i)                                     All of Borrower’s now owned and hereafter acquired inventory, equipment, software and other goods wherever located, of whatever kind, make, model, brand or nature, that have been or hereafter are obtained from Lender (or any Affiliate of Lender) or that are or were financed by Lender, together with all trade-ins, accessions and rights relating to, and all proceeds of, any of the foregoing;

(ii)                                  All now owned or hereafter arising or acquired accounts, general intangibles, chattel paper, leases, instruments, certificated securities, checks, contracts for sale, deposit accounts, documents (including those in electronic form), and agreements arising from Borrower’s sale or lease of goods or provision of services, or otherwise, that have been or hereafter are sold or assigned to Lender, together with any goods that are the subject of any of the foregoing, all support obligations relating to any of the foregoing, and all proceeds of any of the foregoing;

(iii)                               Borrower’s present and future accounts with Lender and all credits and other amounts due Borrower from Lender (or any Affiliate of Lender), and all proceeds of any of the foregoing; and

(iv)                              Such other or additional assets of Borrower in which Borrower may have heretofore granted or may hereafter grant Lender a security interest in writing, and all proceeds of the foregoing.

(b)                                 The Security Interest is a first priority security interest and is subject to no security interests or other liens other than purchase money security interests and Permitted Liens.

(c)                                  Borrower hereby appoints Lender as Borrower’s agent and attorney in fact for the purposes of executing on behalf of Borrower, and in Borrower’s name, if necessary, and filing in such places, any and all financing statements, certificates of title (or applications therefor) and other documents (and amendments thereto), all as Lender deems necessary or advisable to evidence, perfect or maintain Lender’s security interest in the Collateral.

(d)                                 Borrower agrees to take any and all actions necessary to allow Lender to perfect its security interest in the Collateral.

Terms used herein that are not otherwise specifically defined herein shall have the meaning ascribed to them in the Uniform Commercial Code as enacted in the State of Wisconsin (“UCC”).

ARTICLE III
PAYMENT PROVISIONS

3.01                           Interest and Principal.

(a)                                  Except as otherwise provided in the Wholesale Finance Plans, the cumulative and unpaid balance of Advances under Section 2.02 shall accrue interest each month at an annual rate equal to the Interest Rate and shall be due and payable monthly as provided in the Wholesale Finance Plans.

(b)                                 Borrower agrees that the cumulative and unpaid principal balance of Advances shall be due and payable at the time or times set forth in the Wholesale Finance Plans (or if not specified therein, then payable upon demand by Lender) except as payment of such amounts are accelerated pursuant to the terms of this Agreement.

(c)                                  Borrower agrees to pay Lender such reasonable fees and other charges, in such amounts and at such times related to all of Borrower’s Wholesale Obligations, all as provided in this Agreement and the Wholesale Finance Plans.

(d)                                 The Wholesale Obligations may be prepaid in whole or in part at any time without premium or penalty.

3.02                           Set-off.  Lender may, at any time and from time to time, without prior notice to Borrower, withhold and deduct from amounts otherwise due to Borrower from Lender under this Agreement or otherwise, the amount of any Wholesale Obligations then due and payable and Lender may apply any amounts so withheld or deducted in reduction of such Wholesale Obligations.  Conversely, Lender may, at any time and from time to time, without prior notice to Borrower, withhold or deduct from any Advance hereunder the amount of any Obligations then due and payable by Borrower to Lender pursuant to any other present or future agreement between Borrower and Lender and Lender may apply amounts so withheld or deducted to such Obligations or Indebtedness owed to Lender.

3.03                           Statement of Account.  Borrower’s Obligations shall, absent manifest error, be conclusively evidenced by Lender’s books and records, Lender’s electronic settlement system (“ESS”), or any successor system to ESS, any promissory note or other document specifically evidencing an Advance, and the terms and conditions of the Wholesale Finance Plans.  Lender will deliver monthly statements to Borrower which will include detail regarding Borrower’s Wholesale Obligations and the Collateral.  Unless Borrower objects in writing within thirty (30) days after Lender’s mailing or other transmission of such monthly statements to Borrower, such monthly statements shall be deemed an account stated, and Borrower shall be deemed to have accepted as accurate all information regarding the Wholesale Obligations and Collateral set forth in such monthly statements.

3.04                           Sale or Lease of Inventory Collateral.  So long as no Event of Default exists hereunder, and subject to the terms and conditions of this Agreement and the Wholesale Finance Plans, Borrower may with respect to Collateral consisting of inventory (a) sell inventory only to End Users in the ordinary course of Borrower’s business or to other authorized dealers if in accordance with Wholesale Finance Plans through ESS or (b) lease or rent inventory to End

Users or to other authorized dealers if in accordance with Wholesale Finance Plans through ESS on terms approved by Lender hereunder as set forth in Section 4.03 and under the Wholesale Finance Plans.  For purposes hereof, the term “sale” shall include a cash sale, conditional sale, installment sale, finance lease or other similar transaction.  For purposes hereof an “End User” shall mean any customer which is not a Related Interest of Borrower, who purchases inventory in an “arms length” transaction for its use, lease or rental, but not for resale.  Sales to Affiliates engaged in the equipment rental business may be permitted subject to all of the terms and conditions provided in the Wholesale Finance Plans.  Upon the sale or lease by Borrower of any item of inventory with respect to which there is a specific Advance outstanding (other than short term rentals of inventory permitted hereunder and inventory consisting of replacement parts), such Advance shall be immediately due and payable.

3.05                           Proceeds of Collateral.  All proceeds of Collateral with respect to which there is a specific Advance outstanding shall be remitted to Lender by Borrower in accordance with the terms of the Wholesale Finance Plans.  In addition, Borrower shall, upon demand by Lender and as Lender may direct, hold all proceeds of Collateral in which Lender holds a first security interest in express trust for Lender and deliver to Lender all proceeds of such Collateral which are in Borrower’s possession and/or deposit all such proceeds of Collateral in a separate account and not commingle such proceeds of Collateral with any other funds of Borrower.  If any proceeds of Collateral are evidenced by notes, leases, Rental Contracts or checks (collectively “Payment Documents”), Borrower hereby assigns and, upon demand, shall deliver and/or endorse such Payment Documents to Lender.  It is understood and agreed that the foregoing assignment is for security purposes only and in accepting such assignment Lender does not assume any of Borrower’s obligations with respect to such Payment Documents.  If any proceeds of Collateral are evidenced by customer accounts, Borrower shall, at any time upon request, provide the necessary information to Lender to enable Lender to collect such accounts directly from the customer.  All payments received by Lender that are attributable to the sale or lease of an item of Collateral with respect to which there is a specific Advance outstanding shall be applied first against that Advance and then, if any surplus exists, to such other Obligations, or returned to Borrower, as Lender in its sole discretion, shall determine.

3.06                           Taxes.

(a)                                  Any and all payments by Borrower to Lender shall be made free and clear of, and without deduction or withholding for, any Taxes.  In addition, Borrower shall promptly pay all Other Taxes.

(b)                                 Borrower agrees to indemnify and hold Lender harmless for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this section, other than Excluded Taxes) paid by Lender in respect of any sum payable hereunder and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date Lender makes written demand therefor.

(c)                                  If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Lender, then:

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this section), Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                                  Borrower shall make such deductions and withholdings; and

(iii)                               Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d)                                 Upon request, Borrower shall furnish to Lender the original or a copy of a receipt evidencing payment of Taxes or Other Taxes, or other evidence of payment satisfactory to Lender.

(e)                                  Borrower shall do any and all actions requested by Lender to establish any available exemption from, or reduction in the amount of, otherwise applicable Taxes or Other Taxes.

ARTICLE IV
CONDITIONS PRECEDENT

4.01                           Conditions to Effectiveness.  The effectiveness of this Agreement is subject to the delivery of the following documents and satisfaction of the following conditions precedent:

(a)                                  Guaranty.  Guarantor shall execute the personal Guaranty for all present and future Obligations of Borrower to Lender substantially in the form attached hereto as Exhibit A.

(b)                                 Subordinated Note Purchase Facility.  Borrower shall execute a Subordinated Note Purchase Agreement substantially in the form attached hereto as Exhibit B, and all other documents contemplated therein.

(c)                                  Intercreditor Agreement.  Lender shall have entered into an intercreditor agreement with Bremer Bank and any other existing creditor to Borrower, upon terms satisfactory to Lender, as to the priority of the Security Interest granted herein and the priority of repayment of Borrower’s Obligations under this Agreement.

(d)                                 Financing Statements.  Lender shall have received copies of UCC financing statements as filed with the appropriate governing jurisdiction evidencing the first priority and perfection of Lender’s security interest in the Collateral.

(e)                                  Opinions of Borrower’s Counsel.  Lender shall have received the opinion of Borrower’s counsel, addressed to Lender, as to certain corporate matters of Borrower, enforceability against Borrower of this Agreement and the validity and perfection (but not priority) of Lender’s security interest in the Collateral, and as to the enforceability of the Subordinated Note Purchase Agreement, in form and substance satisfactory to Lender.

(f)                                    Opinion of Guarantor’s Counsel.  Lender shall have received the opinion of Guarantor’s counsel, addressed to Lender, as to the enforceability of the Guaranty against Guarantor, in form and substance satisfactory to Lender.

(g)                                 Supporting Documents of Borrower.  Lender shall have received the following documents:

(i)                                     a certificate of Borrower’s President, attaching and certifying as to resolutions of Borrower’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents (excluding the Guaranty) and attaching a true and complete copy of Borrower’s certificate of incorporation and by-laws; and

(ii)                                  a certificate of Borrower’s President certifying as to the incumbency and signatures of Borrower’s officers executing this Agreement and the other Transaction Documents (excluding the Guaranty) and as to Borrower’s compliance with the financial covenants herein as of the date of execution.

(h)                                 Financial Statements.  Borrower shall have delivered to Lender:  (i) Borrower’s audited Financial Statements for the fiscal year ended January 31, 2005 prepared in accordance with GAAP, consistently applied, and (ii) unaudited monthly Financial Statements for the interim period from January 31, 2005 through the month immediately preceding the date of execution of this Agreement.  Guarantor shall have delivered to Lender the most recent federal income tax return of Guarantor; provided, however, that Lender may allow a period of seven (7) calendar days following the effective date hereof for Guarantor to furnish to Lender the personal financial statements required hereunder and under the Guaranty.

(i)                                     Insurance.  Borrower will provide Lender with written evidence of such insurance coverage and lender’s loss-payee endorsement required by Section 5.03.

(j)                                     Fees and Expenses.  All fees and other amounts payable by Lender hereunder on or prior to execution of this Agreement shall have been paid.

(k)                                  Other Documents.  Lender shall have received such other certificates and other documents and undertakings, as may be reasonably requested by Lender.

4.02                           Conditions Precedent to Each Advance.  Lender may refuse, with or without cause, to make any Advance.  Nonetheless, Borrower’s ability to request a Advance is subject to the satisfaction of the following conditions:

(a)                                  if Borrower’s requested Advance is granted, the cumulative unpaid principal balance shall not exceed the Aggregate Credit Limit; and

(b)                                 no Default or Event of Default shall have occurred and be continuing and such Advance will not cause or result in a Default or Event of Default.

4.03                           Use of Funds; Rental Contracts.

(a)                                  Borrower shall use the proceeds of any loan under this Agreement only to acquire new equipment, used equipment or parts, and for no other purpose.

(b)                                 Borrower may rent to End Users the inventory with respect to which Lender has made an Advance, pursuant to the terms of Borrower’s rental contracts including all amendments and supplements thereto (individually, a “Rental Contract”).  Advances with respect to such inventory will thereafter be subject to the rates and terms of Lender’s financing program in effect for goods which are rented, as reflected in the Wholesale Finance Plans and ESS.

(c)                                  All of Borrower’s Rental Contracts must permit assignment to Lender, conform in all respects with all applicable federal, state and local laws and otherwise be acceptable to Lender.  Borrower will indemnify Lender against any loss or damage which Lender suffers, whether direct or indirect, resulting in any way from any Rental Contract including any noncompliance with applicable laws and any claims by Borrower’s customers regarding Borrower’s obligations under the Rental Contracts.

(d)                                 All Rental Contracts are hereby assigned to Lender.  Borrower will immediately, upon Lender’s request, deliver to Lender the executed originals of all Rental Contracts and all related documents or mark such original Rental Contracts as having been assigned to Lender.  This assignment is a transfer for security only, and, until Lender has foreclosed its interest in the Rental Contracts, will not be deemed to delegate any of Borrower’s duties under the Rental Contracts to Lender or constitute an assumption by Lender of such duties, nor is it intended to alter or impair performance by either party to the Rental Contracts.

(e)                                  Lender may, from time to time, verify with End Users the accuracy of the Rental Contracts and the location of any inventory which is the subject of a Rental Contract.  Borrower will immediately, upon Lender’s request, provide Lender with copies of all such Rental Contracts, together with the following information regarding such Rental Contracts which are in effect on the date of such request:  (i) name, address and telephone number of each End User who has executed such a Rental Contract; (ii) the location of the inventory; (iii) the date and all of the terms of each such Rental Contract; (iv) the payment history with respect to each such Rental Contract; (v) the date when the inventory is to be returned under each such Rental Contract; and (vi) any other information which Lender may reasonably request.

(f)                                    Other than to Lender, Borrower will not assign, sell, pledge, convey or by any other means transfer any Rental Contracts or chattel paper covering inventory financed by Lender, without Lender’s prior written consent.  Borrower will not enter into any Rental Contracts for inventory financed by Lender or against which Lender has advanced funds pursuant to which:  (i) the original term of the Rental Contract (including renewal options) is greater than one-hundred-eighty (180) days; (ii) the original term of the Rental Contract is equal to or greater than the remaining economic life of such inventory; (iii) the customer is bound to renew the Rental Contract for the economic life of such inventory or is bound to become the owner of such inventory; or (iv) the customer has an option to renew the Rental Contract for the remaining economic life of such inventory, or to become the owner of such inventory, for nominal consideration, or for consideration which is less than the unpaid balance owed to Lender for such inventory.

(g)                                 Borrower will take any action which Lender may reasonably require to perfect and/or protect Lender’s security interest in Rental Contracts and/or the inventory subject thereto and Borrower hereby authorizes Lender to take any such action in Borrower’s name.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that for so long as any Obligation remains unpaid under this Agreement:

5.01                           Financial Covenants.

(a)                                  Borrower’s Wholesale Facility Minimum Debt Service Coverage Ratio shall not be less than 1.20 to 1.00 on a trailing twelve (12) months basis, measured at the end of each fiscal quarter.

(b)                                 Borrower’s ratio of Debt to Adjusted Net Worth shall not be greater than 5.00 to 1.00 as measured at the end of each fiscal year.

(c)                                  Concurrently with the delivery of the certificate required by Section 5.02(e), Borrower shall provide Lender a certificate signed by Borrower’s Chief Financial Officer, in a form acceptable to Lender, reflecting calculation of the foregoing ratio under Section 5.01(a) on a trailing.  12-month/4 quarters basis, and before the end of each quarter after Borrower’s fiscal year end, a calculation of the ratio under Section 5.01(b).

5.02                           Financial Statements and Other Information.  Borrower shall deliver (including electronically if requested by Lender), in a form satisfactory to Lender:

(a)                                  Borrower’s monthly internally prepared Financial Statements, within 30 days following each calendar month-end reflecting operations through the preceding month and current reports of sales and inventory;

(b)                                 Borrower’s quarterly internally prepared Financial Statements, within 30 days following each calendar quarter reflecting operations through the preceding quarter and current reports of sales and inventory;

(c)                                  Borrower’s annual business and financial plan;

(d)                                 as soon as available but in any event not later than 120 days after the end of each of its fiscal year, copies of the Financial Statements for such fiscal year, setting forth in comparative form the corresponding figures for the preceding year, audited and accompanied by a report and unqualified opinion (which shall not be limited as to the scope of the audit or qualified as to the status of Borrower as a going concern) from an independent certified public accountant selected by Borrower and approved by Lender, which approval shall not be unreasonably withheld, each such statement prepared in accordance with GAAP, consistently applied (except to the extent disclosed therein), and audited in accordance with GAAP;

(e)                                  concurrently with the delivery of each of the Financial Statements referred to in this Section, a certificate of the Chief Financial Officer of Borrower stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taldng or proposes to take with respect thereto;

(f)                                    written notice of any change in Borrower’s name, form of business organization, majority shareholder, principal executive office, business locations or Collateral locations at least thirty (30) days prior to any such change;

(g)                                 promptly, copies of all documents provided by Borrower to its shareholders, copies of all amendments or supplements to Borrower’s certificate of incorporation and by-laws, or any other governing document including a copy of documents as filed, bearing indicia of filing, with appropriate governmental authority which change Borrower’s name, place of formation, principal executive office, directors, officers or agent for service of process;

(h)                                 immediately upon Lender’s request, each Certificate of Title or Statement of Origin or similar document (regardless of the document’s title) issued for any of the Collateral which may be retained by Lender until the Advance with respect to such Collateral has been fully repaid;

(i)                                     from time to time such additional information readily available to Borrower regarding the business, properties or the condition or operations of Borrower, financial or otherwise, as Lender may reasonably request, including any auditor’s management letters; and

(j)                                     from time to time such other information readily available to Borrower relating to the business, Property or condition or operation of Borrower, financial or otherwise, as Lender may from time to time reasonably request.

5.03                           Insurance.  Borrower shall at all times bear all risk of loss of, damage to, or destruction of, the Collateral.  Borrower shall maintain public liability insurance and shall keep all Collateral insured against risks covered by standard “all risk” forms of fire, theft, and extended coverage insurance and such other risks as may be required by Lender, in amounts and with such deductibles, under policies issued by such insurance companies all as are satisfactory to Lender.  Borrower agrees to deliver promptly to Lender certificates, or if requested, policies of insurance, satisfactory to Lender, each with an endorsement naming Lender or its assigns as additional insured or lender loss payee as their interests may appear, along with proof of payment of the premium therefor.  Each policy shall provide that Lender’s interest therein will not be invalidated by the acts, omissions or neglect of anyone other than Lender, and will contain the insurer’s agreement to give thirty (30) days prior written notice to Lender before any cancellation, lapse, expiration or other termination of, or any material change in, the policy will be effective as to Lender, whether such termination or change is at the direction of Borrower or insurer.  Borrower assigns to Lender all policies and all proceeds of such insurance, including returned and unearned premiums, not to exceed the sum of all Obligations, as additional security.

Borrower directs all insurers to pay such proceeds directly to Lender, and Borrower shall hold in trust for Lender and promptly remit to Lender, in the form received with all necessary endorsements, any proceeds of such insurance which Borrower may receive.  Lender shall apply any proceeds of insurance which may be received by it toward payment of the Obligations to which such insurance proceeds relate, whether or not then due, such proceeds to be applied first to interest and then to principal.  Excess insurance proceeds, if any, shall be returned to Borrower or applied to any other Obligations as Lender in its discretion may determine.  In the event any item of Collateral is damaged and a claim submitted to the insurer is in dispute, Borrower will pay the unpaid balance of all Advances attributable to the damaged Collateral, plus all accrued interest thereon, within five (5) days of Lender’s request.  If, in the opinion of Lender, Borrower fails to maintain insurance on the Collateral in an amount or manner satisfactory to Lender, Lender may, but shall not be obligated to, purchase such insurance, and Borrower agrees to immediately reimburse Lender, upon demand, for any payment made or expense incurred by Lender in purchasing such insurance, plus interest thereon at the post-maturity interest rate specified in the Wholesale Finance Plans.

5.04                           Locations.  Borrower shall keep all Collateral at one of the locations identified in Schedule 5.04 and shall give Lender at least thirty (30) days written notice prior to moving any Collateral to another location while an Advance with respect to such Collateral is outstanding.

5.05                           Notice of Default and Litigation.  Borrower shall furnish to Lender, promptly but in any event not later than three Business Days after Borrower obtains knowledge thereof:

(a)                                  notice of any Default or Event of Default, or the occurrence of any event or circumstance, including any pending action, suit or proceeding, which may materially and adversely affect Borrower’s ability to perform its Obligations under any Transaction Document to which it is a party, signed by Borrower’s President or Chief Financial Officer, describing such Default or Event of Default or event or circumstance and the steps that Borrower proposes to take in connection therewith;

(b)                                 notice of the commencement of any litigation against Guarantor involving in the aggregate a potential liability of $100,000 or more; and

(c)                                  notice of the appointment of an inspector or auditor pursuant to any applicable Requirements of Law to investigate any financial or criminal misconduct in respect of all or any part of Borrower’s affairs or business.

5.06                           Maintenance of Governmental Approvals.  Borrower shall maintain in full force and effect all governmental approvals, consents, licenses and authorizations which may be necessary or appropriate under any applicable Requirements of Law (i) for the conduct of its business, (ii) for the execution, delivery and performance of the Transaction Documents by Borrower and (iii) for the validity or enforceability hereof and thereof.

5.07                           Payment of Taxes.  Borrower shall pay and discharge, before the same shall become delinquent, all taxes, assessments and other governmental charges and levies imposed on it or any of its Properties or in respect of its business or income, except for (a) those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with GAAP consistently applied, have been funded and are being maintained and (b) any tax, assessment, charge or levy the failure to pay or discharge which would not materially adversely affect the ability of Borrower to meet its Obligations under this Agreement or the other Transaction Documents.  If Borrower fails to pay any taxes, fees or other obligations which may impair Lender’s interest in the Collateral, or fails to keep the Collateral insured, Lender may, but shall not be required to, pay such amounts.  Such paid amounts will be deemed an additional Advance under this Agreement and treated as principal which Borrower owes to Lender, and shall be subject to interest as provided herein.

5.08                           Compliance with Laws.  Borrower shall comply with all applicable Requirements of Law, the non-compliance with which would, singly or in the aggregate, have a Material Adverse Effect with respect to Borrower, unless the same shall be contested by Borrower in good faith and by appropriate proceedings and such contest shall operate to stay the Material Adverse Effect of any such non-compliance.

5.09                           Conduct of Business and Maintenance of Existence.  Borrower shall continue to engage principally in the business of the same general type as now conducted by Borrower and do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises.

5.10                           Protection of Collateral.  Borrower shall take all action necessary to ensure (i) that Borrower has good title to all Collateral, (ii) that Lender’s security interest in the Collateral shall at all times be a first priority security interest, senior to all interests of third parties, except for Permitted Liens and except to the extent that Lender agrees in writing to subordinate its interest to another party, and (iii) that the Collateral is adequately protected and the inventory is maintained in good working order and condition.

5.11                           Inspection of Collateral; Books and Records; Discussions.

(a)                                  Borrower shall install and maintain in good order an accounting system capable of generating information in sufficient detail as is required to be reported to Lender under this Agreement and the Wholesale Finance Plans, and shall keep proper books of record and account in which                           true and correct entries in conformity with GAAP consistently applied, and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b)                                 Borrower shall maintain all such books of record and account at its principal executive office.

(c)                                  Borrower’s Authorized Officers shall be available for quarterly meetings with Lender and Lender’s representatives, if and as requested by Lender.

(d)                                 Borrower shall permit Lender’s representatives to visit and inspect any of the Collateral, and to examine any and all of Borrower’s books and records, bank statements and deposit records and all supporting data, and make copies of any of the foregoing, at any reasonable time during Borrower’s normal business hours and as often as may reasonably be desired, and to discuss the business, operations, Collateral and financial and other condition of

Borrower with officers and employees of Borrower and with its independent certified public accountants.

5.12                           Perfection of Security Interest.  Borrower shall take any and all actions necessary to permit Lender to perfect its security interest in the Collateral and to ensure that such interest is a first priority lien except for purchase money security interests and Permitted Liens.

5.13                           Further Assurances.  Borrower will, at its own cost and expense, execute and deliver to Lender all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required to enable Lender to exercise and enforce their rights under this Agreement and under the other Transaction Documents, and to carry out the intent of this Agreement and the other Transaction Documents.

ARTICLE VI
NEGATIVE COVENANTS

Borrower covenants and agrees that for so long as any Obligation under this Agreement remains unpaid:

6.01                           Collateral.  Borrower will not at any time without Lender’s express prior written consent:

(a)                                  sell, rent, lease, consign or otherwise dispose of or transfer any of the Collateral, other than in the ordinary course of its business and as permitted under this Agreement and the Wholesale Finance Plans; or

(b)                                 move any Collateral out of the United States of America.

6.02                           Negative Pledge.  Borrower shall not create, incur, assume or suffer to exist any lien of any nature upon any substantial part of its present or future assets to secure any indebtedness of Borrower without Lender’s express prior written consent, except the following (“Permitted Liens”):

(a)                                  Any liens securing the Obligations in favor of Lender;

(b)                                 Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(c)                                  Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s and carrier’s liens, and other similar liens, securing obligations incurred in the ordinary course of business that are not past due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d)                                 Liens to secure the performance of surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(e)                                  Liens on any property of Borrower (or the contract for the acquisition of any such property) acquired or constructed after the date of this Agreement which is existing or created at the time of such acquisition or construction and secures payment of or money borrowed or raised to finance payment of the acquisition or construction cost of such property, provided, the indebtedness secured by such property does not exceed the value of such property;

(f)                                    Liens arising in favor of any government authority by operation of law;

(g)                                 Liens arising in the ordinary course of the day-to-day operations of Borrower not related to borrowing;

(h)                                 Existing Liens on the assets of Borrower on and as of the date hereof and listed on Schedule 6.02(h) hereto provided, however, that Schedule 6.02(h) need not list any purchase money security interests;

(i)                                     Purchase money security interest (including security interests in the accounts receivable and proceeds from the sale thereof of inventory items subject thereto; and

(j)                                     Liens granted in favor of Bremer Bank and other lender to Borrower that provides an operating line or working capital facility for Borrower if Borrower and Lender enter into an intercreditor agreement with such other lenders (and in connection therewith, Lender agrees to not unreasonably withhold its consent to entering into any such intercreditor agreement which is in form and content usual and customary for such agreements).

6.03                           Mergers; Acquisitions.  Without Lender’s express prior written consent, Borrower shall not engage in (i) any dissolution, liquidation, or any action for the purpose of winding up its business.  (ii) any acquisition of, consolidation or merger with or into any other business entity in which Borrower is not the surviving entity, (iii) any business activity that would result in Borrower violating Section 5.09, or (iv) the transfer, lease or sale, in one transaction or any combination of transactions, of all or substantially all of the property or assets of Borrower.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that as of the date of this Agreement and shall be deemed to represent and warrant as of each Advance:

7.01                           Corporate Existence and Power.

(a)                                  Borrower is a corporation duly incorporated and validly existing under the laws of the State of North Dakota and has all requisite corporate power and authority and legal right to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, this Agreement and the other Transaction Documents to which it is a party.

(b)                                 Borrower has provided Lender with a copy of Borrower’s Articles of Incorporation and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying Borrower’s true and correct legal name.

(c)                                  Borrower is qualified to do business as a foreign corporation under the laws of each jurisdiction in which the failure to be so qualified could be reasonably be expected to have a Material Adverse Effect.

7.02                           Corporate Authority, Enforceable Obligations.

(a)                                  The execution, delivery and performance by Borrower of this Agreement and the other Transaction Documents to which Borrower is a party have been duly authorized by all necessary corporate action.

(b)                                 This Agreement and the other Transaction Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

7.03                           Compliance with Law and Other Instruments.  Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which Borrower is a party nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will (i) contravene any Requirements of Law to which Borrower is subject, or any judgment, decree, franchise, order or permit applicable to Borrower, (ii) conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, any material contractual obligation to which Borrower is a party or by which Borrower or any of its material Properties is bound or to which it may be subject, (iii) violate any provision of the articles of incorporation or by-laws of Borrower or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any material Property of Borrower.

7.04                           Litigation.  Except as disclosed on Schedule 7.04, there are no actions, suits, attachments or proceedings pending or, to Borrower’s knowledge, threatened against Borrower or its Properties before any court, tribunal or other governmental authority (including the Securities and Exchange Commission of the United States and any regulatory commission of any jurisdiction):  (a) with respect to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby or (b) which, if determined adversely to the interest of Borrower, could be reasonably expected to have a Material Adverse Effect.

7.05                           Governmental Approvals.  All regulatory consents, authorizations, approvals, exemptions and filings required to be obtained or made by Borrower under the federal and state laws of the United States for the valid execution, delivery and performance of this Agreement and the Transaction Documents have been obtained or made and are in full force and effect.

7.06                           Financial Information.  Borrower’s Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present the financial situation of Borrower on the date of such Financial Statement, and since January 31, 2005, no development or event has occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to Borrower.

7.07                           Absence of Default.  No circumstance or event has occurred and is continuing which would constitute a Default or an Event of Default under this Agreement.

7.08                           Taxes, Assessments and Fees.  Borrower has timely filed all tax returns, reports or statements that are required to be filed by it and has paid all taxes due pursuant such returns, reports or statements except for (i) such taxes as are being contested in good faith by proper proceedings, diligently conducted and against which adequate reserves in accordance with GAAP, consistently applied, are maintained; and (ii) any failure to effect or pay which would not materially adversely affect the ability of Borrower to meet its obligations under this Agreement or the other Transaction Documents to which Borrower is a party.

7.09                           Borrower Status.  Borrower is not required to be registered as an ‘investment company” within the meaning of the Investment Company Act of 1940, as amended and Borrower is not a “holding company” or a “subsidiary company” of a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended.

7.10                           First Priority Security Interest.  Borrower represents and warrants that the Security Interest is a first priority security interest, subject to no other security interests or liens other than purchase money security interests and Permitted Liens.

7.11                           No Liens.  Except for purchase money security interests and Permitted Liens, there are no Liens on any material Property of Borrower except such liens as have been or may be created under this Agreement and the other Transaction Documents to which it is a party.

7.12                           ERISA Compliance.  The consummation of the transactions contemplated by this Agreement will not constitute a prohibited transaction for which there is no available exemption within the meaning of Section 406 of ERISA or Section 4975 of the Code.  Borrower has not incurred nor is reasonably expected to incur any liability under Title IV of ERISA to the PBGC (other than for the payment of premiums to the PBGC).  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable federal and state laws and regulations thereunder.  No Plan has incurred any material accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended), whether or not waived.  No event for which notice to the PBGC is required has occurred and is continuing with respect to any Plan.  Borrower has (i) no material liability under any multiple employer plan (within the meaning of Section 413(c) of the Code), (ii) no liability under any Plan which provides for post-retirement welfare benefits except as noted in Borrower’s financial statements, and (iii) no Plan which provides for “parachute payments” (within the meaning of Section 280G(b) of the Code).

7.13                           Environmental.  Borrower (i) is and has been in compliance with all applicable Environmental Laws; (ii) represents that there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to its knowledge, threatened against Borrower pursuant to Environmental Laws which would reasonably be expected to result in a fine, penalty or other obligation, cost or expense which would result in a Material Adverse Effect; and (iii) represents that there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with, or which have given rise to or will give rise to any material liability under, such Environmental Laws.

7.14                           Insurance.  All binders for policies of insurance of any kind or nature owned by or issued to Borrower, including policies or bonds of fire, theft, product liability, general liability, property, casualty, employee fidelity, worker’s compensation, employee health and welfare insurance, are in full force and effect and all such policies are of a nature and provide such coverage as is required by any governmental authority and are on such basis and have such limits per occurrence and in the aggregate as are sufficient and are subject to such deductibles as are appropriate, given the size, character and financial strength of Borrower and the customary practices of similar companies.  Borrower is in compliance with all terms and conditions of such policies, has paid all premiums when due and has received no notice of termination of any such policies.

ARTICLE VIII
EVENTS OF DEFAULT

8.01                           Events of Default.  Any of the following specified events shall constitute “Events of Default” for the purposes of this Agreement:

(a)                                  Payment Defaults.  Borrower fails to pay any principal or interest of any Advance when due in accordance with the terms hereof and the Wholesale Finance Plans.

(b)                                 Representations and Warranties.  Any representation or warranty made by Borrower or Guarantor herein or in any other Transaction Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Transaction Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made.

(c)                                  Other Borrower Defaults.  Borrower fails to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document or any other agreement between Lender and Borrower and, if such failure is capable of being remedied, such failure shall continue unremedied for the lesser of (i) the period specified in the Wholesale Finance Plans and (ii) a period of five (5) days after written notice thereof has been given to Borrower by Lender, it being understood that no cure period will be available for a breach of Borrower’s financial covenants set forth in this Agreement

(d)                                 Default Under Other Agreements.  Borrower fails to pay any Obligations owed to Lender when due under any other agreement with Lender, or breaches or defaults under any agreement for Indebtedness (other than under a Transaction Document) or any agreement with a third party and such failure, breach or default shall (i) consist of the failure to make any payment in respect of any Indebtedness when due (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace or notice period, or (ii) result in, or continue unremedied for a period of time sufficient to permit, the acceleration of the obligations owed by Borrower thereunder.

(e)                                  Guarantor.  Guarantor dies or becomes incapacitated, or notifies Lender of its intent to terminate, or terminates, the Guaranty, or otherwise breaches any terms contained in any other agreement between Guarantor and Lender.  Guarantor fails to perform or observe any term, covenant or agreement contained in any Transaction Document to which he is a party or any other agreement between Lender and Guarantor after giving effect to any applicable grace or notice period.

(f)                                    Collateral and Proceeds.  Borrower abandons the Collateral or fails to deliver proceeds of Collateral to Lender as required by this Agreement or the Wholesale Finance Plans.

(g)                                 Insolvency of Borrower or Guarantor.  Borrower or Guarantor shall admit in writing its (or his) inability to pay its or his debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its (or his) creditors, or voluntarily suspend payment of its (or his) obligations, consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Borrower or Guarantor, as applicable, or of or relating to all or substantially all of its (or his) property; or a decree or order of a court or agency or supervisory authority having jurisdiction over Borrower or Guarantor, as applicable, in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against Borrower or Guarantor and if such proceeding is being contested by Borrower or Guarantor, as applicable, in good faith, such decree or order shall have remained in force undischarged or unstayed for a period of 60 days or results in the entry of an order for relief or any such adjudication or appointment.

(h)                                 Cessation of Business.  Borrower shall cease to carry on its business as currently operated.

(i)                                     Monetary Judgments.  One or more judgments, orders or decrees involving in the aggregate a liability of $100,000 or more shall be rendered against Borrower or Guarantor, and either (i) enforcement proceedings shall have been initiated by any creditor upon such judgment or order or (ii) such judgment or order shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(j)                                     Validity of Documents.  This Agreement, or any other Transaction Document shall for any reason, cease to be in full force and effect in any material respect or shall be declared by a court of competent jurisdiction to be null and void in whole or in part, or the validity or enforceability thereof shall be contested by Borrower or Guarantor or any governmental authority, or Guarantor shall deny he has any or further liability or obligation under the Guaranty; or it shall become unlawful for Borrower or Guarantor to perform any of its (or his) obligations under this Agreement or any other Transaction Document to which it (or he) is a party.

(k)                                  Material Adverse Effect.  Any Material Adverse Effect with respect to the financial condition or results of operations of Borrower or Guarantor which in the reasonable opinion of Lender creates the likelihood of the occurrence of any other Event of Default.

(l)                                     Change of Control.  Any Change of Control with respect to Borrower.

8.02                           Remedies.  If any Event of Default has occurred and is continuing:

(a)                                  Lender may at any time, without notice or demand to Borrower, do any one or more of the following:  terminate this Agreement or any other agreement between the Lender and the Borrower, declare all or any part of the debt Borrower owes Lender immediately due and payable, together with all costs and expenses of Lender’s collection activity, including all reasonable attorneys’ fees; exercise any rights under applicable law; and/or cease extending any additional credit to Borrower which shall not be construed to limit the discretionary nature of this credit facility.

(b)                                 Borrower will segregate and keep the Collateral in trust for Lender, and will not dispose of or use any Collateral, nor further encumber any Collateral.

(c)                                  Upon Lender’s demand, Borrower will immediately deliver the Collateral to Lender at a place specified by Lender, together with all related documents; or Lender may, without notice or demand to Borrower, take immediate possession of the Collateral together with all related documents, including the original Rental Contacts assigned hereunder and Lender may collect in Lender’s name all amounts owed to Borrower under such Rental Contracts.

(d)                                 Lender may, without notice, apply a default finance charge to Borrower’s outstanding principal indebtedness equal to the default rate specified in the Wholesale Finance Plans, but not in excess of the highest lawful contract rate of interest permitted under applicable law.

(e)                                  Lender may exercise its rights under the Guaranty.

(f)                                    All or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Transaction Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations owed to Lender shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Transaction Documents.

(g)                                 Borrower grants Lender an irrevocable power of attorney to:  execute or endorse on Borrower’s behalf any checks, drafts or other forms of exchange received as payment on any Collateral for deposit in Lender’s account; execute financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; sell, assign, transfer, negotiate, demand, collect, receive, settle, extend, or renew any amounts due on any of the Collateral; do anything Borrower is obligated to do hereunder; initiate and settle any insurance claim pertaining to the Collateral; and do anything to preserve and protect the Collateral and Lender’s rights and interests therein.

8.03                           Delay and Waiver.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

8.04                           Expenses of Collection and Enforcement.  Borrower shall be liable to Lender for all expenses of retaking, holding, preparing for sale and selling the inventory and other Collateral, all collection costs, court costs, legal expenses and reasonable attorneys’ fees and any other expenses incurred by Lender in enforcing this Agreement (including, without limitation, any such expenses and fees incurred by Lender in connection with any refinancing or restructuring of the Obligations), in collecting any Obligation owed by Borrower to Lender or in proceeding against the Collateral.  The foregoing costs, fees and expenses shall constitute a part of the Obligations and shall bear interest at the default rate as specified in the Wholesale Finance Plans.  Borrower shall be liable for any deficiency remaining due on the Obligations after disposition of the Collateral.  If any, Lender shall pay to Borrower any surplus funds remaining after the Obligations are fully satisfied.

8.05                           Right of Set-Off.  Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without prior notice to Borrower and to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under this Agreement, whether or not Lender shall have made any demand hereunder and although such Obligations may be unmanned.  For clarity, the right of set-off herein shall not limit the right of set-off under Section 3.02.

8.06                           Authority to Perform.  If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Transaction Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Collateral) and shall bear interest thereafter at the default rate as specified in the Wholesale Finance Plans.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure other than as may be required by the Wholesale Finance Plans.

8.07                           Power of Attorney.  For so long as any Obligations remain unpaid, Borrower hereby grants Lender an irrevocable power of attorney, exercisable at any time, to (i) execute or endorse on Borrower’s behalf any checks, drafts or other forms of exchange received as payment on any Collateral for deposit in Lender’s account (ii) execute financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; (iii) sell, assign, transfer, negotiate, demand, collect, receive, settle, extend, or renew any amounts due on any of the Collateral; (iv) take any action that Borrower is obligated to do hereunder; (v) initiate and settle any insurance claim pertaining to the Collateral; and (vi) do anything to preserve and protect the Collateral and Lender’s rights and interests therein.  Lender may provide to any third party any standard credit information on Borrower that Lender may from time to time possess in response to a request for a credit rating, and any other information on Borrower that Lender may from time to time possess if required by law.  Lender may obtain from any Supplier, manufacturer or distributor, any credit, financial or other information regarding Borrower that such Supplier, manufacturer or distributor may from time to time possess.

8.08                           Subsequent Documentation.  Borrower agrees that, from time to time, upon the reasonable request of Lender, it will execute such documents and instruments containing terms and conditions mutually satisfactory to Borrower and Lender to further effectuate the terms hereof including, without limitation, to provide any omitted information and to correct errors in any documents or agreements between Borrower and Lender.

ARTICLE IX
MISCELLANEOUS

9.01                           Patriot Act.

(a)                                  Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower, including those relating to money laundering and terrorism.  Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities, including those relating to money laundering and terrorism, and Borrower shall, upon Lender’s request, obtain for Lender the right to audit such compliance on the part of Guarantor.  In the event that Borrower fails to comply (or cause such compliance) with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply or Lender may compel compliance by Guarantor therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Collateral and shall be immediately due and payable.

(b)                                 Neither Borrower nor any owner of a direct or indirect interest in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act.  Patriot Act Offense also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America.

9.02                           Time of Essence.  Time is of the essence regarding Borrower’s performance of its obligations to Lender.

9.03                           Notices.

(a)                                  Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in writing (including facsimile transmission) and shall be sent by overnight courier service, transmitted by facsimile or delivered by hand to such party at its address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as such party may designate by notice to the other parties hereto.

(b)                                 Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective (i) if sent by overnight courier service or delivered by hand, upon delivery, (ii) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy is received, or (iii) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above.

9.04                           Amendments and Waivers.  Except for the Wholesale Finance Plans, no amendment or waiver of any provision of this Agreement, and no consent to any departure by Borrower from the terms of this Agreement, shall in any event be effective unless the same shall be in writing signed by Borrower and Lender, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  All of the terms and conditions of the Wholesale Finance Plans shall be established at Lender’s sole discretion and are subject to change without prior notice at any time, and from time to time, by Lender, also at its sole discretion.  Lender may terminate the Wholesale Finance Plans without prior notice at any time at its sole discretion.  Changes in the Wholesale Finance Plans instituted by Lender that would have the effect of increasing the interest rates or fees payable by Borrower under the Wholesale Finance Plans, or amending the timing, or increasing the amount, of future periodic payments to Lender under the Wholesale Finance Plans, shall only be applied prospectively from the effective date of such changes as established by Lender.

9.05                           Entire Agreement.  This Agreement, together with the Wholesale Finance Plans, the other Transaction Documents (excluding the Subordinated Note Purchase Agreement) and all documents and certificates contemplated herein shall be deemed the complete and final expression of the agreement between Lender and Borrower as to matters herein contained and relative thereto, and supersede all previous agreements between them pertaining to such matters.  It is clearly understood that no promise or representation not contained herein was an inducement to either Borrower or Lender or was relied on by either of them in entering into this Agreement.

9.06                           Counsel; Payment of Expenses.

(a)                                  Lender reserves the right to retain counsel to prepare, negotiate, review and approve, as to form and content, all of the Transaction Documents.  Borrower agrees, whether or not the transactions contemplated hereby shall be consummated, upon demand to reimburse and hold Lender harmless from liability for the payment of all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and any other documents relating to the transactions contemplated hereby, including (i) the reasonable fees, travel expenses, courier charges, communication expenses, expenses associated with the execution of this Agreement and all other out-of-pocket expenses and (ii) all fees and disbursements of counsel provided, however, Lender’s counsel fees payable by Borrower shall be limited to an amount not to exceed $50,000 (without duplication of expense reimbursement under the Subordinated Note Purchase Agreement).

(b)                                 Borrower further agrees, upon demand communicated through Lender for the payment of all reasonable out-of-pocket costs and expenses incurred by any of them in connection with the enforcement of, or the amendment, modification, waiver and/or preservation of any rights under, this Agreement or any other Transaction Document or otherwise in connection with the transactions contemplated hereby, including all fees and disbursements of counsel, and all stamp taxes (including interest and penalties, if any), recording taxes and fees and filing taxes and fees which may be payable in respect thereof.

9.07                           Indemnification; Damages.

(a)                                  Borrower agrees to indemnify Lender and their respective directors, officers, agents and employees (each an “Indemnified Party”) and hold each Indemnified Party harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, costs and expenses (including reasonable attorneys’ fees and expenses), whether incurred in respect of claims by third parties or otherwise) or judgments of any nature arising from (i) product liability and/or personal injury arising out of the use of the Collateral by any Person; (ii) breach by Borrower of any warranty to a third party with respect to any Collateral (including but not limited to a claim of latent or patent defect); (iii) breach by Borrower of any representations, warranties, covenants or other obligations or agreements contained in this Agreement or any other Transaction Document; (iv) Borrower’s performance of any reconditioning or remarketing services provided by Borrower; (v) failure of Borrower to perform its obligations with respect to any warranty, maintenance, service or other similar agreements with any Person; (vi) any governmental fees, charges, taxes or penalties levied or imposed with respect to any of the Collateral; and (vii) failure of Borrower to comply with any applicable federal, state or local law or regulation.

(b)                                 If any action, suit or proceeding is brought against the Indemnified Party, Borrower may, and, if within a reasonable time is requested in writing to do so, shall, and at its expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to such Indemnified Party), and Borrower shall furnish Lender with such information relating to the conduct or status of such defense as Lender or its counsel may from time to time reasonably request.  If Borrower does not resist or defend such action, suit or proceeding as provided in the immediately preceding sentence, the Indemnified Party may elect to resist or defend such action, suit or proceeding with counsel designated by it at Borrower’s expense.

(c)                                  No party hereto shall be liable to the other party for any punitive, consequential, incidental, special or similar damages in connection with this Agreement or the Wholesale Finance Plans, except to the extent that such damages are the result of or arise from a third party action for which Lender is entitled to indemnification under subsection (a) above.

9.08                           Successor and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Lender and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(b)                                 Lender may assign its rights hereunder, in whole or in part, at any time without notice to Borrower and without Borrower’s consent.  Lender may grant to one or more third parties (each a “Participant”) participating interests in Lender’s Advances.  In the event of any such grant by Lender of a participating interest to a Participant whether or not upon notice to Borrower, Lender’s obligations under this Agreement to the other parties hereto shall remain unchanged and Lender shall remain solely responsible for the performance of its obligations hereunder, and Borrower shall continue to deal solely and directly with Lender in connection with its rights and obligations under this Agreement.

9.09                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its conflict of laws rules.

9.10                           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.11                           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable to the fullest extent permitted by law.

9.12                           Survival of Representations and Agreements.  All representations and warranties made herein or in any other Transaction Document shall survive the execution and delivery of this Agreement and the Transaction Documents, and the making of the Advances hereunder.

9.13                           No Agency.  Nothing in this Agreement shall be construed as constituting Borrower an agent or legal representative of Lender or any of its Affiliates for any purpose whatsoever.  Borrower has no right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Lender, or to bind Lender in any manner whatsoever.  This Agreement does not constitute a joint venture, partnership, association or agency between Lender and Borrower.

9.14                           Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to any of the Transaction Documents, the Advances, Lender or a Participant shall be subject to the prior written approval of Lender.  Lender shall have the right to issue any of the foregoing without Borrower’s approval.

9.15                           Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and any of the other Transaction Documents, the provisions of this Agreement shall control.  In the event of any conflict between the provisions of this Agreement and the Wholesale Finance Plans, the provisions of the Wholesale Finance Plans shall control.  The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Transaction Documents and that the Transaction Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CNH CAPITAL AMERICA LLC,
as Lender

By:
Name:
Title: President

Address for Notices

CNH Capital America LLC
233 Lake Avenue
Racine, WI 53403
Attention: Senior Director Commercial Finance
Telephone. 262-636-5257
Facsimile: 262-636-6284

This page is a signature page for the WHOLESALE FLOOR PLAN CREDIT FACILITY AND SECURITY AGREEMENT dated as of February 21, 2006 between CNH CAPITAL AMERICA LLC and TITAN MACHINERY, INC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

TITAN MACHINERY, INC.,
as Borrower

By:	/s/ Ted O. Christianson
Name: Ted O. Christianson
Title: CFO and Secretary

Address for Notices

Titan Machinery, Inc.
Rocking Horse Circle
4645 8th Avenue Southwest, Suite 1
Fargo, North Dakota 58103-7256
Attention: David Meyer, CEO and Chairman
Telephone:
Facsimile:

This page is a signature page for the WHOLESALE FLOOR PLAN CREDIT FACILITY AND SECURITY AGREEMENT dated as of February 21, 2006 between CNH CAPITAL AMERICA LLC and TITAN MACHINERY, INC.

Solely for purposes of Section 2.01(a):

CNH AMERICA LLC,
as successor-in-interest to Case, LLC

By:
Name:
Title: V.P., Associate General Counsel